Exhibit 99.1
NEWS RELEASE
American Announces First Production at Krejci Project and Provides Other
Drilling and Completion Updates
American Also Reports Estimated 3rd Quarter
2006 Financial Results
     DENVER, November 15, 2006 — American Oil and Gas, Inc. (AMEX: AEZ) announced that the Krejci Federal 3-29 well is currently undergoing extended production testing from a portion of the horizontal lateral that was drilled into the targeted Mowry formation. Approximately 1,600 feet of horizontal lateral was drilled and approximately 1,400 feet has been cased through the Mowry formation. As originally planned, the initial completion and testing to date have been limited to only the open-hole section, which is approximately 220 feet of the Mowry formation at the far end of the horizontal wellbore. A pumping unit and surface production facilities were installed, allowing the well to go on production the first week of November. From this 220 feet, the well has produced as high as 240 barrels of oil per day. The well has averaged 158 barrels of oil per day over an 11 day period and produced a total of 162 barrels of oil over the most recent 24 hour period. The well is also producing natural gas and the operator is in the process of installing a natural gas pipeline to connect the well to sales facilities. Future plans include extended production testing and the eventual opening up of the remaining 1,380 feet of lateral wellbore.
     Pat O’Brien, American’s CEO commented, “We are all extremely pleased and excited with the initial production from our first horizontal Mowry well, especially considering we have initially opened up less than 15% of the lateral wellbore. In the coming weeks, we will monitor production from the well and may proceed with completing additional sections of the remaining 1,380 feet of Mowry.”
     O’Brien continued, “We are currently drilling the horizontal lateral section of the Mills Trust #1-12 well, which is the second horizontal Mowry well at Krejci. Initial results from this well are expected later in the fourth quarter. In addition, we are in the preliminary stages of planning additional drilling at the Krejci project for 2007.”
     American, Brigham Exploration Company (NASDAQ: BEXP) who is operator of the Krejci 3-29 and Mills Trust #1-12 wells, and privately held North Finn LLC are joint venture participants in this project, which is located in the southern portion of Wyoming’s Powder River Basin, and together have grown the acreage position in the play to over 106,000 gross acres. American is being carried through the tanks in these first two wells for its 45% working interest.
     Other drilling and completion updates:
•	Fetter Project (Converse County, Wyoming) The State 4-36-H well has reached a total measured depth of 12,498 feet. Four and one-half inch production casing was run to total depth and the drilling rig has been removed from the well. Remedial work is currently underway in preparation for completion and production testing, which is expected to commence by the end of November. Initial results from this well are expected late in the fourth quarter. American owns a 54% working interest in this well

•	Goliath Project (Williams County, North Dakota) The operator of the Evertson AOG Champion 1-25H well is currently preparing to drill the third of three planned horizontal laterals targeting the Bakken formation. The first two laterals have been drilled to the targeted total depth. This well is proceeding as planned with initial results expected later in the fourth quarter. American owns a 50% working interest in this well and in the Goliath project.

•	North Walker Creek Prospect (Converse County, Wyoming) The New Clear Creek Federal #1 well, the second of two planned wells at the North Walker Creek prospect was deemed to be non-commercial in the targeted Muddy formation. The North Walker Creek prospect, which was developed by Davis Petroleum Corp, encompasses approximate 5,600 gross acres and is located within the Krejci area of mutual interest that was established under the agreement with Brigham Exploration Company. By participating in this two well program, American has earned a 33.75% working interest in this acreage that is prospective for Mowry development. Both wells have been plugged in a fashion that should allow re-entry into the wellbores at some point in the future to complete into the Mowry formation. American’s total expenditure for its interest in the two wells was less than $250,000 per well.
     American also announced today that it expects to report oil and gas revenues of $216,347 and a net loss to common stockholders of approximately $1.2 million (net loss of three cents per share basic and diluted), for the quarter ended September 30, 2006, as compared to oil and gas revenues of $1,529,288 and net income to common stockholders of $331,405 (net income of one cent per share, basic and diluted), for the prior year quarter ended September 30, 2005. For the nine month period ended September 30, 2006, American expects to report oil and gas revenues of $2,046,232 and net income to common stockholders of approximately $3.1 million (net income of eight cents per share basic and diluted), as compared to oil and gas revenues of $3,455,057 and net income to common stockholders of $552,479 (net income of two cents per share, basic and diluted), for the prior nine month period ended September 30, 2005.
     American plans to file its 3rd quarter 2006 Quarterly Report on Form 10-Q on or before November 20, 2006.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenue as a result of the sale of its Big Sky project interests, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.
Contact:

Andrew Calerich, President 303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 2400 — Denver, CO 80265	Neal Feagans, Investor Relations Feagans Consulting, Inc 303.449.1184